EXHIBIT (h)(3)

Sub-Transfer Agency Support Services Agreement

This Sub-Transfer Agency Support Services Agreement (“Agreement”) dated as of December 1, 2017 is between Eaton Vance Management (“EVM”) and each open-end investment company listed on Appendix A and any series thereof (together, the “Funds”). EVM and the Funds are collectively referred to hereunder as the Parties.

WHEREAS, pursuant to a separate agreement, the Funds have retained Boston Financial Data Services, Inc. (“BFDS”) to serve as their transfer agent, registrar, dividend disbursing agent, custodian of certain retirement plans to the extent applicable and agent in connection with certain other activates as described therein (“TA Agreement”);

WHEREAS, pursuant to the Agreement EVM provides certain specified sub-transfer agency services to the Funds (the “Sub-TA Services”), as well as certain compliance monitoring services relating to transactions in Fund shares as described herein (“Compliance Monitoring Services”);

WHEREAS, EVM or Eaton Vance Distributors, Inc. (“EVD”), the Funds’ principal underwriter, has entered into agreements (collectively, the “Sub-Accounting Agreement”) with certain broker-dealers, banks, third party retirement administrators and other services providers (collectively, “Financial Intermediaries”) pursuant to which such Financial Intermediaries provide omnibus account services or networked account services to their clients that own Fund shares (collectively, “Sub-Accounting Services”) and the Funds have entered into a Services Agreement with EVM and EVD dated December 31, 2016 (the “Services Agreement”) authorizing the Funds to pay all or a portion of the fees charged by Financial Intermediaries for such Sub-Accounting Services;

WHEREAS pursuant to the Agreement EVM oversees the Sub-Accounting Services performed by such Intermediaries (“Intermediary Oversight Services”) and the services provided by BFDS as transfer agent (“TA Oversight Services”); and

WHEREAS, EVM is willing to perform the Sub-TA Services, Compliance Monitoring Services, Intermediary Oversight Services and TA Oversight, as applicable, (collectively “Services”) on the terms and conditions set forth herein.

NOW THEREFORE, EVM and the Funds hereby agree as follows:

1.       APPOINTMENT. The Funds hereby appoint EVM as sub-transfer agent and engage EVM to perform the Services as set forth on Schedule A to this Agreement in accordance with the terms set forth in this Agreement and EVM accepts such appointment and agrees to perform such Services.

2.       COMPLIANCE WITH LAWS. In performing the Services, EVM shall comply with the provisions of all applicable laws and regulations and shall comply with the requirements of any governmental authority having jurisdiction over EVM or the Funds with respect to the duties of EVM hereunder.

3.       RECORDS. The books and records pertaining to the Funds, which are in the possession or under the control of EVM, shall be the property of the Funds. Such books and records shall be prepared and maintained as required by the Investment Company Act of 1940, as amended, (the “1940 Act”) and other applicable federal securities laws, rules and regulations. The Funds shall have access to such books and records at all times during normal business hours. Upon the reasonable request of the Funds, copies of any such books and records shall be provided by EVM to the Funds.

4.       PRIVACY. Notwithstanding anything in this Agreement to the contrary, EVM agrees that any Nonpublic Personal Information (“NPI”), as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “GLB Act”) (collectively, the “Privacy Laws”), disclosed hereunder is for the specific purpose of permitting EVM to perform the Services set forth in this Agreement, and with respect to such information, it will comply with Privacy Laws. EVM will not disclose any NPI received in connection with this Agreement, to any other party, except as necessary to carry out the Services set forth herein or as otherwise permitted by Privacy Laws. Furthermore, NPI shall be safeguarded pursuant to procedures adopted under Section 248.30 of Regulation S-P and any applicable state laws.

5.       DATA PROTECTION. EVM represents and warrants that it has implemented and maintains appropriate security measures to protect personal information in compliance with Section 17 of Chapter 201 of the Code of Massachusetts Regulations and any other similar state regulations applicable to EVM. EVM agrees that it shall promptly notify the Funds of any security breach or other incident of which it becomes aware that involves possible unauthorized disclosure of or access to personal information related to the Funds. Without limiting the remedies available to the Funds, should EVM fail to report, or take reasonable measures to resolve such a security breach or other incident, The Funds may terminate this Agreement. EVM agrees that this provision shall cover any of its affiliates, subcontractors or agents that obtains access to personal information related to the Funds under this Agreement, and that EVM will be liable to the Funds for the compliance of such persons with this provision. This provision will survive termination or expiration of the Agreement for so long as EVM continues to possess or have access to personal information related to the Funds.

6.       COMPENSATION. Each Fund agrees to pay EVM its allocable share of the actual expense of EVM associated with providing the Services set forth in this Agreement annually (“Services Fee”). Each Fund’s allocable share of the Services Fee shall be determined based on the number of non-zero balance accounts in each particular Fund at the end of each month. The Funds shall, within thirty (30) days of receipt of an invoice from EVM, remit to EVM the Services Fee payable hereunder. EVM agrees to provide the Board of Trustees or Directors of the Funds (the “Board” and such Trustees or Directors, “Board Members”) with an annual report of the Service Fees payable hereunder and any other information it may reasonably request.

7.       DURATION AND TERMINATION. This Agreement shall be effective on the date first written above and, unless otherwise terminated by a Party on 30 days’ notice to the other Parties, shall remain in full force and effect until terminated by the Parties. A Party that would otherwise receive notice of termination under this Section 7 may, in its sole discretion, agree to waive such notice.

8.       AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the Party against whom enforcement of such change or waiver is sought.

9.       COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.       FURTHER ACTIONS. Each Party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

11.       MISCELLANEOUS.

(a)  Entire Agreement. This Agreement embodies the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)  Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c)   Governing Law. This Agreement shall be deemed to be a contract made in the Commonwealth of Massachusetts and governed by Massachusetts law, without regard to principles of conflicts of law.

(d)  Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(e)  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f)    Facsimile Signatures. The facsimile signature of any Party shall constitute the valid and binding execution hereof by such Party.

(g)  Limitation of Liability. The Parties organized as trusts acknowledge the provisions of each other’s Declarations of Trust limiting the personal liability of the trustees, officers, employees and shareholders of each, and hereby agree that each shall have recourse only to the other for payments of claims or obligations arising out of this Agreement and shall not seek satisfaction from any Board Member, officer, employee or shareholder of the other.

(h)  Services under this Agreement. For the avoidance of doubt, the Services provided pursuant to the Agreement are not otherwise required to be provided by EVM or EVD to the Funds. Additionally, the Services provided for under this Agreement are not investment advisory or distribution-related services.

IN WITNESS WHEREOF, the parties have executed the Agreement.

Eaton Vance Management Each Trust or Corporation listed on Appendix A

By: /s/ Maureen A. Gemma By: /s/ Katy D. Burke

Name: Maureen A. Gemma Name: Katy D. Burke

Title: Vice President Title: Vice President

Appendix A

List of Funds

The following registered investment companies and each series thereof are parties to this Agreement.

Calvert Management Series

The Calvert Fund

Calvert Responsible Index Series, Inc.

Calvert Impact Fund, Inc.

Calvert Social Investment Fund

Calvert World Values Fund, Inc.

Calvert Variable Products, Inc.

Calvert Variable Series, Inc.

Appendix B

Services[1]

Sub-TA Services. EVM shall provide a call center staffed by appropriate personnel to:

a.	Respond to inquiries from shareholders and their representatives concerning their ownership of Fund shares;
b.	Process requests for account maintenance (changes to distribution options, addresses, etc.); and
c.	Process requests for transactions that may be submitted via telephone (e.g., exchanges and redemptions).

In connection with the foregoing, EVM shall maintain access to Fund account records through the BFDS system to the extent necessary.

Compliance Monitoring Services. The Funds have adopted a policy relating to market timing of Fund shares (the “Policy”) and are entitled to receive information about Fund shareholder transactions (“Shareholder Information”) pursuant to shareholder information agreements (or similar agreements) entered into with various certain Financial Intermediaries. With respect to the foregoing, EVM will:

a.	establish guidelines for requesting Shareholder Information from Financial Intermediaries pursuant to the shareholder information agreements and make information requests pursuant thereto;
b.	facilitate the transmission of Shareholder Information by Financial Intermediaries to the Funds and the payment by the Funds of any associated fees and charges imposed by Financial Intermediaries pursuant to shareholder information agreements;
c.	establish guidelines for reviewing Shareholder Information received from Financial Intermediaries for the purpose of ensuring that transactions in Fund shares (directly or indirectly through an omnibus or networked account maintained by a Financial Intermediary) are in compliance with the Policy; and
d.	upon identifying transactions by a shareholder that violate the Policy, EVM will:

i.	provide written instructions to the applicable Financial Intermediary instructing it to restrict or prohibit further purchases or exchanges of Fund shares by the shareholder;
ii.	obtain confirmation from the Financial Intermediary of the Financial Intermediary’s compliance with such instructions; and
iii.	provide periodic reporting to the Funds’ Chief Compliance Officer thereof with respect to any restrictions or prohibitions placed on a Financial Intermediary or shareholder.

Oversight of BFDS. Negotiate the terms and conditions under which transfer agency services will be provided to the Funds, and the fees to be paid by the Funds in connection therewith; review and supervise the provision of transfer agency and related services to the Funds by BFDS; and make such reports and recommendations to the Boards concerning the performance of the transfer agent as the Board Members deem appropriate.

Intermediary Oversight Services. EVM shall provide the following Intermediary Oversight Services:

a.	EVM will provide information to Financial Intermediaries that is relevant to the maintenance of shareholder sub-accounts by such Intermediaries, including but not limited to information relating to (i) Fund distributions, (ii) the tax character of Fund distributions, (iii) changes to Funds (including changes to Fund names, share classes, and policies relating to Fund share transactions), and (iv) Fund corporate actions;
b.	EVM will assist efforts by Financial Intermediaries to ensure that Fund communications (including proxy statements; shareholder reports; and summary and statutory prospectuses, and Statements of Additional Information, including any supplements thereto, distributed to existing shareholders) are delivered to shareholders in a timely fashion, including working with the mailing agent of any Intermediary for such purpose;
c.	EVM shall establish a program to monitor and oversee the Sub-Accounting Services required to be provided by a Financial Intermediary pursuant to the relevant Sub-Accounting Agreement. Such program shall include a risk-based review of the Sub-Accounting Services provided by Financial Intermediaries, including a review of some or all of the following: (i) internal or third party assessments of the Financial Intermediary’s internal controls and/or service levels (i.e., SSAE 16 reports, Financial Intermediary Control and Compliance Assessment, or similar reports); (ii) Financial Intermediary shareholder response times; (iii) resiliency of the shareholder accounting or recordkeeping system(s); (iv) accuracy and timeliness of processing financial and non-financial transactions in shareholder accounts; (v) review of compliance with the Fund prospectus requirements relating to transactions in Fund shares; and (vi) business continuity capabilities; and
d.	EVM shall report annually to the Boards with respect its oversight activities and the results of its Financial Intermediary reviews during the preceding year.

[1]	EVM provides Sub-TA and Compliance Monitoring Services to all Funds. Financial Intermediary Oversight Services are provided to Funds if a Financial Intermediary is providing Sub-Accounting Services to such Fund and its shareholders.